Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-194058) of our reports dated December 27, 2013, relating to the consolidated financial statements of China Distance Education Holdings Limited, its subsidiaries, its variable interest entity and the subsidiaries of its variable interest entity (collectively, the “Group”) and the financial statement schedule of China Distance Education Holdings Limited and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of China Distance Education Holdings Limited for the year ended September 30, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of Amendment No. 1 to the Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

February 28, 2014